DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
              16910 Dallas Parkway, Suite 100, Dallas, Texas 75248

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints KEVIN B. HALTER and KEVIN B. HALTER, JR. and each of them as proxies with power of substitution to vote all shares of Digital Communications Technology Corporation (the "Company") which the undersigned is entitled to vote at an Annual Meeting of Stockholders on November 25, 1997, at the Company's offices at 16910 Dallas Parkway, Suite 100, Dallas, Texas at 2:00 p.m., or any adjournment thereof, with all the powers the undersigned would have if personally present as specified, respecting the following matters described in the accompanying Proxy Statement and, in their discretion, on other matters which come before the meeting.

     1. To elect five directors to hold office until the next annual election of directors by stockholders or until their respective successors have been duly elected and qualified.

             A.  [  ]  FOR the nominees listed below
             B.  [  ]  WITHHOLD AUTHORITY to vote for all nominees listed below
             C.  [  ]  FOR ALL NOMINEES EXCEPT:

     Instructions:  To withhold  authority  to vote for (an) any  individual(s),
choose   C  and   write   in  the   name  of  the   nominee(s)   on  this   line

-------------------------------------------------------------------------------
Nominees: Kevin B. Halter, Kevin B. Halter, Jr., Gary C. Evans, James Smith and Don R. Benton

     2. To approve the proposed amendment to the Company's Certificate of Incorporation to effect a one-for -ten reverse split of the Company's Common Stock and to adjust the par value of such stock proportionately.

            FOR     [  ]      AGAINST      [  ]          ABSTAIN      [  ]


     3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors to examine the accounts of the Company for the fiscal year ending June 30, 1998.

            FOR    [  ]       AGAINST      [  ]          ABSTAIN      [  ]


     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     This proxy will be voted in accordance with stockholder specifications. Unless directed to the contrary, this proxy will be voted FOR Items 1, 2 and 3. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting may exercise the powers conferred herein. Receipt of accompanying Notice of Meeting and Proxy Statement is hereby acknowledged.


Date:  November __, 1997
                                     ---------------------------------
                                        (Signature)

                                     ---------------------------------


                                     ---------------------------------
                                        (Please print your name)

(Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. When more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.)

PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY AT THE ADDRESS STATED ABOVE.

                  DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                         16910 Dallas Parkway, Suite 100
                               Dallas, Texas 75248

                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS


     The Annual Meeting of Stockholders of Digital Communications Technology Corporation (the "Company") will be held at the Company's offices at 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248, on November 25, 1997 at 2:00 p.m., local time, for the following purposes:

     1. To elect five directors to hold office until the next annual election of directors by stockholders or until their respective successors have been duly elected and qualified;

     2. To approve an amendment to the Company's Certificate of Incorporation to effect a one-for-ten reverse split of the Company's Common Stock and to adjust the par value proportionately;

     3. To ratify the appointment of independent auditors to examine the accounts of the Company for the fiscal year ended June 30, 1998; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on October 27, 1997 are entitled to notice of and to vote at this Annual Meeting of Stockholders or any adjournment thereof. The stock transfer books of the Company will remain open.

     We hope that you attend the Annual Meeting in person, but in any event you are urged to mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be voted in accordance with your wishes. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

                                        By Order of the Board of Directors,


                                               Kevin B. Halter, Jr.
                                                     Secretary

Dallas, Texas
October 31, 1997


     A RETURN OF A BLANK EXECUTED PROXY WILL BE DEEMED A VOTE IN FAVOR OF
THE PROPOSALS DESCRIBED HEREIN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY.

                  DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                         16910 Dallas Parkway, Suite 100
                               Dallas, Texas 75248

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held November 25, 1997

     This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Digital Communications Technology Corporation (the "Company") on or about October 31, 1997 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on November 25, 1997 at 2:00 p.m., local time, at the Company's offices at 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248, and any adjournment thereof.

     The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the Annual Meeting and this Proxy Statement. This Proxy Statement and the related form of proxy are being mailed on or about October 31, 1997 to all stockholders of record on October 27 , 1997. Shares of the Company's common stock, par value $.0002 (the "Common Stock"), represented by proxies will be voted as described in this Proxy Statement or as otherwise specified by a stockholder. As to the election of directors, a stockholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the stockholder in the appropriate area. See
"Proposal One: Election of Directors" below. With respect to the other proposals, a stockholder may, by checking the appropriate box on the proxy: (i) vote "FOR" the proposal; (ii) vote "AGAINST" the proposal; or (iii) "ABSTAIN" from voting on the proposal.

     THE PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS OF THE COMPANY BENEFICIALLY OWNING APPROXIMATELY 42 % OF THE ISSUED AND OUTSTANDING COMMON STOCK HAVE ADVISED THE COMPANY OF THEIR INTENTION TO VOTE SUCH SHARES IN FAVOR OF PROPOSALS ONE , TWO AND THREE.


     Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company; (ii) executing and delivering a proxy bearing a later date; or
(iii) appearing at the Annual Meeting and voting in person.

     The Company will bear the expense of preparing, printing, and mailing the proxy solicitation material and the form of proxy. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or in person.

     If the proxy in the accompanying form is properly executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions thereon. If no instructions are given on the matters to be acted upon, the shares represented by the proxy will be voted: (i) for the election of directors nominated herein; (ii) to approve the amendment to the Company's Certificate of Incorporation in order to effect a one-for-ten reverse stock split; (iii) for the ratification of the appointment of independent auditors named herein; and (iv) in the discretion of the proxyholders on any business as may properly come before the meeting or any adjournment thereof.

     A RETURN OF A BLANK EXECUTED PROXY WILL BE DEEMED A VOTE IN FAVOR OF THE PROPOSALS DESCRIBED HEREIN.

                                  VOTING RIGHTS

     Only holders of record of outstanding shares of Common Stock of the Company at the close of business on October 27, 1997 are entitled to one vote for each share held on all matters coming before the Annual Meeting. There were 7,451,386 shares of Common Stock outstanding and entitled to vote on October 20, 1997.

                                METHOD OF VOTING

     To be elected, each director must receive the affirmative vote of the holders of a plurality of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting. Approval of Proposal Two will require the affirmative vote of the holders of the majority of the shares of Common Stock entitled to vote and represented at the Annual Meeting in person or by proxy. Abstentions will have the effect of a vote against the proposal. Non-votes (as defined below) will have no effect on the voting of any of the proposals except they will count as a vote against Proposal 2. A "non-vote" occurs when a nominee holding shares for a beneficial owner has voted on certain matters at the Annual Meeting pursuant to discretionary authority or instructions from the beneficial owner but may not have received instructions or exercised discretionary voting power with respect to other matters.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of October 20, 1997 with regard to the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) by the officers, directors and key employees of the Company individually and (iii) by the officers and directors as a group.


Name and Address of                   Number of Share         Percent of
Beneficial Owner                      Beneficially Owned        Class

Halter Capital Corporation                  1,905,646           26%
 16910 Dallas Parkway, Suite 100
 Dallas, Texas 75248

Millennia, Inc.                               808,862           11%
 16910 Dallas Parkway, Suite 100
 Dallas, Texas 75248

Kevin B. Halter                             2,080,636(1)        28%

Kevin B. Halter, Jr                         2,005,646(1)        27%

Gary C. Evans                                 164,376            2%

Don R. Benton                                   4,300            *

James  Smith                                      236            *

Clifford E. Patton                                -0-            0%

All directors and officers as               2,249,548(2)        30%
a group  (6 persons)
                                                                 *  Less than 1%

     (1) Kevin B. Halter and Kevin B. Halter, Jr. serve as directors and officers of Halter Capital Corporation ("HCC") and as a result may be deemed to be the beneficial owners of the 1,905,646 shares of Common Stock owned by HCC. However, pursuant to Rule 16a-3 promulgated under the Exchange Act, they expressly disclaim that they are the beneficial owners, for purposes of Section 16 of the Exchange Act, of any such stock, other than those shares in which they have an economic interest. In addition, the total number of shares includes 100,000 shares which both Kevin B. Halter and Kevin B. Halter, Jr. have the right to acquire from stock options previously granted pursuant to the 1990 Employees' Stock Option Plan. These options are fully vested and are exercisable within the next 60 days.

     (2) The number of shares includes shares for which the directors and officers have the right to acquire from stock options previously granted pursuant to the 1990 Employees' Stock Option Plan. These options are fully vested and are exercisable within the next 60 days.



                       PROPOSAL ONE: ELECTION OF DIRECTORS

     The Board of Directors of the Company has nominated five persons, Messrs. Kevin B. Halter, Kevin B. Halter, Jr., Gary C. Evans, James Smith and Dr. Don R. Benton for election to the Board of Directors, each to serve for a term of one year until the next Annual Meeting of Stockholders or until his successor is elected and qualified. Each nominee is currently serving as a director and has consented to his nomination and, so far as the Company is aware, will serve as a director if elected. For information regarding the background and business experience of each, see "DIRECTORS AND EXECUTIVE OFFICERS" below. The shares represented by proxies will be voted as specified by each stockholder. If a stockholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed except that, in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other person as the Board of Directors may recommend.


     The Board of Directors unanimously recommends that the stockholders of the Company vote FOR all of the nominees for director.



                        DIRECTORS AND EXECUTIVE OFFICERS


     The following sets forth certain information regarding the background and business experience of the Company's Board of Directors and the Company's executive officers:

Name                        Age                       Position

Kevin B. Halter             62            Chairman of the Board of Directors
Clifford E. Patton          52            President and Chief Executive Officer
Kevin B. Halter, Jr.        36            Vice President, Secretary and Director
Gary  C. Evans              40            Director
James Smith                 60            Director
Don R. Benton               66            Director


     Kevin B. Halter has served as Chairman of the Board of DCT since June 28, 1994 and as Vice Chairman of the Board of DCT from February 1994 to June 1994. Mr. Halter served as Chief Executive Officer of DCT from June 1994 to May 1996. Mr. Halter has served as President, Chief Executive Officer and Chairman of the Board of Millennia, Inc. since June 28, 1994. Mr. Halter also served as Vice Chairman of the Board of Millennia, Inc. from January 1994 to June 28, 1994.

Mr. Halter also served as Chairman of the Board of Directors of American Quality Manufacturing Corporation until September 1996. In addition, Mr. Halter has served as Chairman of the Board and Chief Executive Officer of Halter Capital Corporation ("HCC"), a privately-held investment and consulting company, since 1987. Kevin B. Halter is the father of Kevin B. Halter, Jr.

     Clifford E. Patton has served as President and Chief Executive Officer of the Company since May 1997. Mr. Patton has been in manufacturing management for more than 12 years . Immediately prior to becoming President of the Company, Mr. Patton had been employed by the Company for four months as a consultant, directing the relocation of the Company's operations into new and expanded quarters in Indianapolis. From 1994 to 1996, he served as President and Chief Executive Officer of American Quality Manufacturing Corporation. From 1992 to 1994 , Mr. Patton was Vice President and General Manager of American Cabinet, Inc. and, from 1989 to 1992, he was General Manager of Color Tile, Inc.'s manufacturing plant in Melborn, Arkansas. From 1985 to 1989, Mr. Patton was Vice President and General Manager of Brinkley Motor Products Division of Franklin Electric Company at Brinkley, Arkansas.


     Kevin B. Halter, Jr. has served as Vice President, Secretary and director of the Company since January 1994. Mr. Halter has also served as Secretary, Treasurer and director of Millennia, Inc. since February 1994. He served as Secretary, Treasurer and director of American Quality Manufacturing Corporation from 1994 until September 1996. Mr. Halter is also the President of Securities Transfer Corporation, a registered stock transfer company, a position he has held since 1987. Mr. Halter is also Vice President and Secretary of HCC. Kevin
B. Halter, Jr. is the son of Kevin B. Halter.

     Gary C. Evans has served as a director of the Company since March 1995. Mr. Evans has served as President and Chief Executive Officer of Magnum Hunter Resources, Inc., a publicly-held company listed on the American Stock Exchange, since July 1995. Mr. Evans served as Chairman of the Board, President and Chief Executive Officer of Hunter Resources, Inc. (formerly Intramerican Corporation) since September 1992, prior to it being acquired by Magnum Petroleum, Inc. Mr. Evans also served as President, Chief Operating Officer and director of Hunter Resources, Inc. from December 1990 to September 1992. Mr. Evans was President and Chief Executive Officer of Sunbelt Energy, Inc. (the predecessor to Hunter Resources, Inc.) and its subsidiaries from 1985 to December 1990. Mr. Evans is President and Chief Executive Officer of Gruy Petroleum Management Co., Magnum Hunter Production, Inc. and Hunter Gas Gathering, Inc., wholly-owned subsidiaries of Magnum Petroleum, Inc. Mr. Evans was Vice President and Manager of the Southwestern region of the Energy division of Mercantile Bank of Canada for four years prior to forming Sunbelt Energy, Inc.

     James Smith has served as a director of the Company since March 1995. He has also served as a director of Millennia, Inc. since March 1995. Mr. Smith has served as President of Pension Analysis Bureau, Inc., a consulting firm specializing in the administration of company retirement and profit sharing plans, since 1993. Mr. Smith served as Vice President of Pension Analysis Bureau, Inc. from 1988 to 1992.

     Don R. Benton has served as a director of the Company since October 1996. Dr. Benton has served as President of The Kindness Foundation, based in Dallas, Texas, since 1995. He has served as a director of Millennia, Inc. since December 1996. Dr. Benton has also served as a director and President of Arrowhead Ranch Corporation since 1978 and, since 1975, as a director of American Diversified Industries and Fagin Resources, Inc.

     All directors of the Company hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Executive officers are elected by the Company's Board of Directors to hold office until their respective successors are elected and qualified.

     The full Board of Directors met or unanimously voted on resolutions five times during fiscal year 1997. Each of the directors attended or acted upon at least eighty percent of the aggregate number of Board of Director meetings, consents, and Board of Directors Committee meetings or consents held or acted upon during fiscal year 1997.

     The Company's Bylaws provide that directors may be paid their expenses, if any, and may be paid a fixed sum for attendance at each Board of Directors meeting attended. During fiscal year 1997 the non-officer directors each received $500 for each Board meeting which they attended. Directors who are also officers did not receive director's fees.


Committees of the Board of Directors

     The Board of Directors has two committees, an Audit Committee and a Compensation Committee, each composed of at least two independent directors. The Audit Committee, composed of Kevin B. Halter, Gary C. Evans and James Smith, recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principals used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee, composed of Kevin B. Halter, Gary C. Evans and James Smith, administers the Company's 1988 Employee Stock Option Plan and makes recommendations to the Board of Directors regarding compensation for the Company's executive officers. During fiscal year 1997, there was one meeting of the Audit Committee and one meeting of the Compensation Committee, both of which were attended by all members.




Shareholder Derivative Lawsuit

     On March 4, 1996, Richard Abrons, allegedly on behalf of the Company, brought a purported shareholder derivative lawsuit against Messrs. Kevin B. Halter, Kevin B. Halter, Jr., Gary C. Evans and James Smith (who were then members of the Company's Board of Directors), Halter Capital Corporation and Securities Transfer Corporation (the "Defendants"). In addition, the Company was joined as a "nominal defendant." In the lawsuit, the plaintiffs have alleged breaches of fiduciary duty, fraud, and violations of state securities laws. The plaintiffs seek unspecified actual and exemplary damages, a constructive trust against the assets of the Defendants and an accounting of the affairs of the Defendants with respect to their dealings with the Company. In addition, the plaintiffs have requested a temporary injunction and the appointment of a receiver for the Company. The plaintiffs have brought this lawsuit allegedly to vindicate the wrongs that the plaintiffs claim were done to the Company by the individual defendants and their affiliated companies, and, if any damages are ultimately awarded to the plaintiffs, those damages will be awarded on behalf of, and for the benefit of, the Company and all of its shareholders. If successful, the plaintiffs may, however, recover certain attorneys' fees and costs. The case is entitled Richard Abrons et al v. Kevin B. Halter et al, cause no. 96-02169-G, and is pending in the 134th Judicial District for the District Court of Dallas County, Texas. Even though the Company is a nominal defendant in the lawsuit, the plaintiffs have not sought to recover any damages against the Company. In this type of lawsuit, the Company is joined as a procedural matter to make it a party to the lawsuit.

     All of the Defendants have answered and denied the allegations contained in the petition. A certain amount of discovery has been conducted . All of the Defendants deny all the material allegations and claims in the Petition, dispute the plaintiffs contention that this is a proper shareholder derivative action, deny that the plaintiffs have the right to pursue this lawsuit on behalf of the Company and are vigorously defending the lawsuit. In addition, the Defendants have filed counterclaims against the plaintiffs and third party actions against Blake Beckham, attorney at law, Beckham & Thomas, L.L.P., and Sanford Whitman, the former Chief Financial Officer of the Company, seeking damages in excess of $50 million. In this counterclaim, the Company has asserted that the filing of this lawsuit and temporary restraining order caused the Company damages. However, the Company does not believe that the lawsuit will have any further material impact on the operations or financial condition of the Company. Discovery is continuing and the matter has not yet been set for trial.

                             EXECUTIVE COMPENSATION

The following table sets forth the cash and non-cash compensation paid by the Company to its Presidents and Chairman for the fiscal years ended June 30, 1997, 1996, and 1995. None of the Company's other executive officers and directors received cash or non-cash compensation in excess of $100,000 for the fiscal year ended June 30, 1997.


                                                                                   Long Term Compensation

                                          Annual Compensation                     Awards               Payout
                                  ------------------------------------ ---------------------------- ------------

(a)                        (b)        (c)          (d)          (e)            (f)           (g)            (h)           (i)

                                                               Other
Name                                                           Annual      Restricted     Securities                   All Other
and                                                           Compen-         Stock       Underlying        LTIP        Compen-
Principal                                                      sation       Award(s)       Options/       Payouts       sation
Position                  Year     Salary($)     Bonus($)        ($)           ($)         SARs (#)         ($)           ($)
----------------------- --------- ------------ ------------ ------------  ------------- --------------  ------------ -------------



Clifford E. Patton
President & CEO (1)       1997         $14,678            -            -             -               -            -              -


Hugh C. Coppen
President & CEO(2)        1997        $146,635            -            -             -               -            -              -
                          1996         $19,230
                          1995               -            -            -             -               -            -              -

Jack D. Brown, Jr.
President (3)
                          1996         $67,019      $20,946            -             -               -            -        $17,981
                          1995         $85,000            -            -             -               -            -              -

Kevin B. Halter
Chairman                  1997        $134,615            -            -             -               -            -              -
                          1996        $114,538            -            -             -               -            -              -
                          1995         $72,000            -            -             -               -            -              -



(1) Mr. Patton was named President and Chief Executive Officer on May 20,1997. The salary listed reflects earnings from that date to the year ended June 30, 1997.

(2) Mr. Coppen was named President and Chief Executive Officer on May 6, 1996. The salary listed reflects earnings from that date to the year ended June 30, 1996 and for the period from July 1, 1996 through May 20, 1997. Mr.
Coppen's employment was terminated May 20, 1997.

(3) Mr. Brown's employment was terminated April 12, 1996. The salary and bonus listed reflects earnings from July 1, 1995 to that date. "All other compensation" represents the partial accrual of a six month severance package provided to Mr. Brown upon his termination. These severance payments were accrued weekly in amounts equal to his salary at the termination date.

Employment Agreement

     The Company has an employment agreement with Kevin B. Halter for a term of three years which expires on December 31, 1998. The agreement provides a salary of $175,000 per annum. In addition, Mr. Halter receives the same benefits as other employees of the Company and reimbursement for expenses incurred on behalf of the Company. The employment agreement also contains, among other things, covenants by Mr. Halter that in the event of termination for cause, he will not associate with a business that competes with the Company for a period of one year after cessation of employment.


Stock Options Granted

     The Company granted no stock options in its fiscal year ended June 30, 1997. In January 1996 the Company granted stock options to Kevin B. Halter and Kevin B. Halter, Jr. Each option covers 100,000 shares of the Company's common stock and has an exercise price of $1.31 per share which is equal to the fair market value of such shares on the day the grant was made. All of these options, which expire January 12, 2001, are now exercisable.


 Stock Options Exercised

     No stock options were exercised during the Company's fiscal year ended June 30, 1997. All of the Company's unexercised stock options are "out of the money" so no calculation of value can be made.




1990 Employees'  Stock Option Plan

     On January 25, 1990, the Company's Board of Directors adopted the 1990 Employees' Stock Option Plan (the "Plan").

     The administration of the Plan rests with the Compensation Committee (the "Committee"). Subject to the express provisions of the Plan and the Board of Directors, the Committee has complete authority in its discretion to determine those employees to whom, and the price at which options shall be granted, the option periods and the number of shares of Common Stock to be subject to each option. The Committee also has the authority in its discretion to prescribe the time or times at which the options may be exercised and limitations upon the exercise of options (including limitations effective upon the death or termination of employment of the optionee), and the restrictions, if any, to be imposed upon the transferability of shares acquired upon exercise of options. In making such determinations, the Committee may take into account the nature of the services rendered by respective employees, their present and potential contributions to the success of the Company or its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant.

     An option may be granted under the Plan only to an employee of the Company or its subsidiaries. The Plan made available for option 1,000,000 shares of the Company's Common Stock.

     The term of each option granted under the Plan will be for such period not exceeding five years as the Committee shall determine. Each option granted under the Plan will be exercisable on such date or dates and during such period and for such number of shares as shall be determined pursuant to the provisions of the option agreement evidencing such option. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to determine the extent, if any, and the conditions under which an option may be exercised in the event of the death of the optionee or in the event the optionee leaves the employ of the Company or has his employment terminated by the Company. The purchase price for shares of Common Stock under each option shall be determined by the Committee at the time of the option's issuance and may be less than the fair market value of such shares on the date on which the options are granted. The agreements evidencing the grant of options may contain other terms and conditions, consistent with the Plan, that the Committee may approve.

The  Company's  Retirement Savings Plan  (401-K Plan)

     This savings plan is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code. Qualified employees may contribute up to 20% of their compensation, not to 0exceed $9500 (subject to certain adjustments) annually. The Company makes a matching contribution annually to the account of each participating employee in a percentage set prior to the end of each plan year. The Company may also make discretionary contributions in an amount to be determined in its sole judgment. The Company's contributions vest over a five year period at the rate of 20% per year. Vested retirement benefits are payable to an employee upon separation from service or actual retirement from the Company, or to a beneficiary in the event of the employee's death, but in any case not later than the year in which the employee attains age 70-1/2.





PROPOSAL TWO:     REVERSE STOCK SPLIT

     The Board of Directors recommends that the stockholders of the Company approve amending Article Five of the Company's Certificate of Incorporation so that it will read in its entirety as follows:

     "The amount of total authorized capital stock the Corporation shall have the authority to issue is 50,000,000 shares of Common Stock, each having a par value of $.002, all of the same class, and 10,000,000 shares of Preferred Stock, each having a par value of $.00001. Each one share of the corporation's Common Stock issued and outstanding immediately prior to the effective date of this Amendment shall be and hereby is automatically changed without further action into one-tenth (1/10) of a fully paid and nonassessable share of the Corporation's Common Stock, provided that no factional shares shall be issued pursuant to such change. The Corporation shall issue to each stockholder who would otherwise be entitled to a fractional share as a result of such change one full share of the Corporation's Common Stock."


Summary of the Proposed Reverse Split

     The Board of Directors has adopted a resolution declaring the advisability of, and submits to the stockholders for approval, a proposal to amend the Company's Certificate of Incorporation to effect a reverse split (the "Reverse Split") of the Company's issued and outstanding Common Stock as of 5:00 p.m. Central standard time, on the effective date of the amendment on the basis that each ten shares of Common Stock then outstanding will be converted into one share of Common Stock. No fraction of a share of Common Stock will be issued as a result of such exchange. In lieu thereof all fractional shares which would otherwise be issuable as a result of the exchange described above will be rounded up to the nearest whole share and the stockholder who would otherwise be entitled to a fraction of a share will be issued one full share in lieu thereof. The proposal may be abandoned by the Board of Directors at any time prior to the date and time at which the Reverse Split is scheduled to become effective (the "Effective Date") if for any reason the Board of Directors deems it advisable to abandon the proposal. The number of shares of capital stock authorized by the Certificate of Incorporation will not change as a result of the Reverse Split.

The effect of the Reverse Split on the holders of Common Stock will be as follows:

     (i) Holders of record of fewer than ten shares of Common Stock on the Effective Date will have their shares automatically converted in the Reverse Split into the right to receive one full share in lieu of any fractional share.

     (ii) Holders of record of ten or more shares of Common Stock on the Effective Date will have their shares automatically converted in the Reverse Split into the number of whole shares equal to the number of their shares divided by ten and the right to receive one full share in lieu of any fractional share.


Amendment to Certificate of  Incorporation

An amendment to the Certificate of Incorporation in substantially the form set forth above, assuming approval of the Reverse Split by the stockholders at the Annual Meeting, will be filed with the Secretary of State of Delaware and the Reverse Split will become effective as of 5:00 p.m. Central standard time, on the date of such filing. It is expected that such filing will take place as soon as practicable after the Annual Meeting. Without any further action on the part of the Company, the stockholders of record will have their shares of issued and outstanding Common Stock converted, on the Effective Date, into the right to receive the number of whole shares equal to the number of their shares divided by ten plus the right to receive one full share in lieu of any fractional shares.



Effect of the Proposed Reverse Split

The proposed Reverse Split will be effected by an amendment to the Certificate of Incorporation in substantially the form set forth above. Stockholders have no right to dissent from the proposed Reverse Split under Delaware law.

On the Effective Date, each stockholder of record will continue as a stockholder of the Company with respect to the whole share or shares resulting from the Reverse Split. Each such stockholder will continue to share in the future growth and earnings of the Company, if any, to the extent of his or her ownership of shares of Common Stock following the Reverse Split.

The Company has authorized capital stock of 50,000,000 shares of Common Stock. As of the Record Date the number of issued and outstanding shares of Common Stock was 7,451,386. Based upon the Company's best estimates, the number of issued and outstanding shares of Common Stock will be reduced as a result of the Reverse Split from 7,451,386 to approximately 746,000. Although the number of shares of Common Stock outstanding will decrease, the number of authorized shares of Common Stock will remain the same, resulting in additional shares of Common Stock being available for issuance without further action by the stockholders, unless such action is required by the rules of the American Stock Exchange. The Board of Directors will have discretion to determine when and upon which terms such shares may be issued. The Board of Directors has no present agreements, commitments or plans to issue additional shares of Common Stock except pursuant to its employee benefit plans.





Reasons  For the Reverse Split

The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Split, and an anticipated higher price level per share compared to that prior to such Reverse Split, will (i) enable stockholders to margin their Common Stock if they wish and (ii) encourage interest in the Company from institutional investors. Although the Common Stock is traded on the American Stock Exchange, most brokers and dealers typically will not allow stockholders to margin their stock unless it has a minimum price of at least $5.00 per share. Additionally, the Board of Directors believes that many institutional investors' investment policies will not allow them to invest in lower-priced securities. The Board of Directors believes that the anticipated higher price level for the Common Stock will encourage investment in the Common Stock by institutional investors. There can, however, be no assurances that the foregoing effects will occur or that the per-share price level of the Common Stock which will be effective immediately after the Reverse Split will be maintained for any period of time.

The Board desires to effect the Reverse Split without changing the capital accounts of the corporation. The simultaneous adjustment to the par value of the Common Stock of the Company in the same proportion as the proposed ratio of the Reverse Split will prevent any adjustments in the capital accounts of the Company after the proposed Reverse Split.


Exchange of Stock Certificates

It is expected that the amendment of the Company's Certificate of Incorporation effecting the Reverse Split will be filed as soon as practicable after the Annual Meeting. Pursuant to the terms of such amendment, the Reverse Split will become effective at 5:00 p.m., Central standard time, on the Effective Date.

As soon as practicable after the Effective Date, the Company will send letters of transmittal to all stockholders of record on the Effective Date for use in transmitting stock certificates to the Company's exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the exchange agent, together with the stockholder's old certificates, each stockholder will receive new certificates representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split.


Federal Income Tax Consequences of  the Proposed  Stock Split

The Company believes that the proposed Reverse Split will not result in any adverse tax consequences either to the Company or its stockholders. As a result of the Reverse Split, a stockholder will increase his or her basis in each share of the Common Stock owned from that which was paid for the share to an amount representing ten times the amount paid. Since the stockholder will own fewer shares after the Reverse Split, any realized gain or loss will be identical to the gain or loss which would have been realized by the stockholder if the split had not occurred. If the stockholder receives a whole share in lieu of a fractional share due to rounding, the stockholder may realize a taxable gain based on the value of the additional fraction of a share received.

STOCKHOLDES ARE ADVISED TO CONSULT THEIR OPWN TAX ADVISORS REGARDING THIS TRANSACTION.


Vote Required  for Approval

At least a majority of the issued and outstanding shares of Common Stock of the Company must be voted in favor of the proposal to amend the Certificate of Incorporation. Abstentions and broker non-votes will have the effect of a vote against the proposal. At this time, it is the current intention of the Company's principal stockholders to vote in favor of the proposal described herein. Such principal stockholders currently beneficially own approximately 43 % of the Common Stock of the Company.

     The Board of Directors unanimously recommends a vote FOR this proposal


         PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Company's Board of Directors has appointed the accounting firm of Coopers & Lybrand L.L.P. as independent auditors of the Company for its fiscal year ended June 30, 1998, and is submitting such selection to the Company's stockholders for their ratification. The Board of Directors recommends that such appointment be approved by the stockholders. If the foregoing proposal is not approved, or if Coopers & Lybrand L.L.P. declines to act or otherwise becomes incapable of performing, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to fiscal year 1998 will be subject to approval by the stockholders at the 1998 Annual Meeting of Stockholders. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the annual meeting and such representatives will have an opportunity to make a statement if they so desire. The representatives will also be expected to be available to answer appropriate questions.


     The Board of Directors unanimously recommends a vote FOR this proposal.




                                 OTHER BUSINESS

     The Company's management knows of no other matters than those stated above which are to be brought before this meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.


             SECTION 16(a) BENEFICAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish the Company copies of all Section 16(a ) forms they file. Based solely on the review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during fiscal year 1997 all Section 16(a) filing requirements applicable to its greater than 10% beneficial owners, directors and officers were complied with.


                          ANNUAL REPORT TO STOCKHOLDERS

The Annual Report for the Company's fiscal year ended June 30, 1997, including financial statements, is being furnished with this Proxy Statement to stockholders of record as of October 27, 1997 and is incorporated herein by reference.

                              STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal for consideration at the Company's next Annual Meeting of Stockholders and wishes to have the proposal included in the Company's Proxy Statement for that meeting must submit the proposal to the Secretary of the Company no later than June 30, 1998. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.




By  Order of  the Board of  Directors
Kevin B. Halter, Jr.
Secretary

October 31, 1997